SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
SCHEDULE 13G
(RULE 13d - 102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
(Amendment No. 1)*
PEGASYSTEMS INC.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
BMG9456A1009
(CUSIP Number)
December 31, 2021
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]            Rule 13d-1(b)
[X]            Rule 13d-1(c)
[ ]            Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,393,971

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,393,971

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,393,971

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.93%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Wavefront, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

517,426

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

517,426

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

517,426

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Gibraltar, LP – Series I

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

81,558

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

81,558

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

81,558

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners Offshore Master Fund, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,546,247

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,546,247

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,546,247

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.89%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners Offshore, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,546,247

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,546,247

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,546,247

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.89%

12.	TYPE OF REPORTING PERSON
CO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Qena Capital Partners Offshore Master Fund, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

293,549

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

293,549

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

293,549

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners Long, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

111,531

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

111,531

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

111,531

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners Long Offshore Master Fund, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

36,529

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

36,529

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

36,529

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners Long Offshore, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

36,529

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

36,529

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

36,529

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

CO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Cardinal, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

526,346

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

526,346

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

526,346

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

LCG Holdings, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

5,507,157

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

5,507,157

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,507,157

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.74%

12.	TYPE OF REPORTING PERSON

OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Group, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

5,507,157

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

5,507,157

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,507,157

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.74%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

5,507,157

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

5,507,157

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,507,157

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.74%

12.	TYPE OF REPORTING PERSON

OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Christian Leone

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

5,507,157

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

5,507,157

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,507,157

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.74%

12.	TYPE OF REPORTING PERSON

IN

Item 1(a).	Name of Issuer:
PEGASYSTEMS INC. (“Issuer”)
Item 1(b).	Address of Issuer’s Principal Executive Offices:
One Rogers Street
Cambridge, MA 02142-1209

Item 2.  (a) Name of Persons Filing:
(b) Address of Principal Business Office or, if None, Residence:
(c) Citizenship:

The names and citizenships of the persons filing this statement on Schedule 13G are (collectively, the “Reporting Persons”):

Luxor Capital Partners, LP (the “Onshore Fund”)
Citizenship: Delaware

Luxor Capital Partners Offshore Master Fund, LP (the “Offshore Master Fund”)
Citizenship: Cayman Islands

Luxor Capital Partners Offshore, Ltd. (the “Offshore Feeder Fund”)
Citizenship: Cayman Islands

Luxor Wavefront, LP (the “Wavefront Fund”)
Citizenship: Delaware

Luxor Gibraltar, LP – Series I (the “Gibraltar Fund”)
Citizenship: Delaware

Qena Capital Partners Offshore Master Fund, LP  (the “Qena Master Fund”)
Citizenship: Cayman Islands

Luxor Capital Partners Long, LP  (the “Long Onshore Fund”)
Citizenship: Delaware

Luxor Capital Partners Long Offshore Master Fund, LP (the “Long Offshore Master Fund”)
Citizenship: Cayman Islands

Luxor Capital Partners Long Offshore, Ltd. (the “Long Offshore Feeder Fund”)
Citizenship: Cayman Islands

Luxor Cardinal, LP  (the “Cardinal Fund”)
Citizenship: Delaware

LCG Holdings, LLC (“LCG Holdings”)
Citizenship: Delaware

Luxor Capital Group, LP (“Luxor Capital Group”)
Citizenship: Delaware

Luxor Management, LLC (“Luxor Management”)
Citizenship: Delaware

Christian Leone (“Mr. Leone”)
Citizenship: United States

The principal business address of each of the Onshore Fund, the Wavefront Fund, the Gibraltar Fund, the Long Onshore Fund, the Cardinal Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 28th Floor, New York, New York 10036.
The principal business address of each of the Offshore Master Fund, the Offshore Feeder Fund, the Long Offshore Master Fund, the Long Offshore Feeder Fund and the Qena Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
Item 2(d).	Title of Class of Securities:
Common stock, par value $0.01 per share (the “Common Stock”)
Item 2(e).	CUSIP Number:
BMG9456A1009
Item 3.	If This Statement is Filed Pursuant to Rule 13d 1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	[ ]	Insurance company defined in Section 3(a)(19) of the Exchange Act.

(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act.

(e)	[ ]	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	[ ]	Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	[ ]	Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	[ ]	Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	[ ]	Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	[ ]	Non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J).

(k)	[ ]	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership.
(a)	Amount beneficially owned:
As of the close of business on December 31, 2021:
(i)	The Onshore Fund beneficially owned 2,393,971 shares of Common Stock, including 518,500 shares of Common Stock underlying call options currently exercisable;

(ii)
The Offshore Master Fund beneficially owned 1,546,247 shares of Common Stock, including 330,700 shares of Common Stock underlying call options currently exercisable.  The  Offshore Feeder Fund, as the owner of a controlling interest in the Offshore Master Fund, may be deemed to have beneficially owned the shares of Common Stock beneficially owned by the Offshore Master Fund;

(iii)	The Wavefront Fund beneficially owned 517,426 shares of Common Stock, including 111,500 shares of Common Stock underlying call options currently exercisable;
(iv)	The Gibraltar Fund beneficially owned 81,558 Common Shares, including 17,600 shares of Common Stock underlying call options currently exercisable;
(v)	The Qena Master Fund beneficially owned 293,549 shares of Common Stock;
(vi)	The Long Onshore Fund beneficially owned 111,531 shares of Common Stock, including 16,300 shares of Common Stock underlying call options currently exercisable;
(vii)
The Long Offshore Master Fund beneficially owned 36,529 shares of Common Stock, including 5,400 shares of Common Stock underlying call options currently exercisable.  The Long Offshore Feeder Fund, as the owner of a controlling interest in the Long Offshore Master Fund, may be deemed to have beneficially owned the shares of Common Stock beneficially owned by the Long Offshore Master Fund;

(viii)	The Cardinal Fund beneficially owned 526,346 shares of Common Stock;
(ix)
LCG Holdings, as the general partner of the Onshore Fund, the Offshore Master Fund, the Wavefront Fund, the Gibraltar Fund, the Qena Master Fund, the Long Onshore Fund, the Long Offshore Master Fund and the Cardinal Fund, may be deemed to have beneficially owned the 5,507,157 shares of Common Stock beneficially owned by the Onshore Fund, the Offshore Master Fund, the Wavefront Fund, the Gibraltar Fund, the Qena Master Fund, the Long Onshore Fund, the Long Offshore Master Fund and the Cardinal Fund, including 1,000,000 shares of Common Stock underlying call options currently exercisable;

(x)
Luxor Capital Group, as the investment manager of the Onshore Fund, the Offshore Feeder Fund, the Offshore Master Fund, the Wavefront Fund, the Gibraltar Fund, the Qena Master Fund, the Long Onshore Fund, the Long Offshore Master Fund, the Long Offshore Feeder Fund and the Cardinal Fund (collectively, the “Funds”), may be deemed to have beneficially owned the 5,507,157 shares of Common Stock beneficially owned by the Funds, including 1,000,000 shares of Common Stock underlying call options currently exercisable;

(xi)
Luxor Management, as the general partner of Luxor Capital Group, may be deemed to have beneficially owned the 5,507,157 shares of Common Stock beneficially owned by Luxor Capital Group, including 1,000,000 shares of Common Stock underlying call options currently exercisable; and

(xii)
Mr. Leone, as the managing member of Luxor Management, may be deemed to have beneficially owned the 5,507,157 shares of Common Stock beneficially owned by Luxor Management, including 1,000,000 shares of Common Stock underlying call options currently exercisable.

(b)	Percent of Class:
As of the close of business on December 31, 2021, the Reporting Persons may be deemed to have beneficially owned 5,507,157 shares of the Issuer’s Common Stock or 6.74% of the Issuer’s Common Stock outstanding, which percentage was calculated based on 81,675,315 shares of the Issuer’s Common Stock outstanding as of October 19, 2021, as per the information reported in the Issuer’s Form 10-Q filed October 27, 2021.  Specifically, as of the close of business on December 31, 2021 each Reporting Person beneficially owned such percentage as reflected on Item 11 of the applicable Cover Page hereto.

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote of Common Stock:
See Cover Pages Items 5-9.
(ii)	Shared power to vote or to direct the vote of Common Stock:
See Cover Pages Items 5-9.
(iii)	Sole power to dispose or to direct the disposition of Common Stock:
See Cover Pages Items 5-9.
(iv)	Shared power to dispose or to direct the disposition of Common Stock:
See Cover Pages Items 5-9.
Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [   ].
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8.	Identification and Classification of Members of the Group.
See Exhibit A.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.	Certification.
By signing below each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES
After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.
Dated:  February 14, 2022
LUXOR CAPITAL PARTNERS, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR WAVEFRONT, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR GIBRALTAR, LP, on behalf of itself and Luxor Gibraltar, LP – Series I

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS OFFSHORE MASTER FUND, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS OFFSHORE, LTD.

By: Luxor Capital Group, LP, as investment manager

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

QENA CAPITAL PARTNERS OFFSHORE MASTER FUND, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS LONG, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS LONG OFFSHORE MASTER FUND, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS LONG OFFSHORE, LTD.

By: Luxor Capital Group, LP, as investment manager

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CARDINAL, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL GROUP, LP

By: Luxor Management, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LCG HOLDINGS, LLC

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR MANAGEMENT, LLC

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

/s/ Norris Nissim
NORRIS NISSIM, as Agent for Christian Leone

EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of PEGASYSTEMS INC. dated February 14, 2022, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated:  February 14, 2022
LUXOR CAPITAL PARTNERS, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR WAVEFRONT, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR GIBRALTAR, LP, on behalf of itself and Luxor Gibraltar, LP – Series I

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS OFFSHORE MASTER FUND, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS OFFSHORE, LTD.

By: Luxor Capital Group, LP, as investment manager

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

QENA CAPITAL PARTNERS OFFSHORE MASTER FUND, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS LONG, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS LONG OFFSHORE MASTER FUND, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS LONG OFFSHORE, LTD.

By: Luxor Capital Group, LP, as investment manager

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CARDINAL, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL GROUP, LP

By: Luxor Management, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LCG HOLDINGS, LLC

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR MANAGEMENT, LLC

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

/s/ Norris Nissim
NORRIS NISSIM, as Agent for Christian Leone

EXHIBIT B
POWER OF ATTORNEY
The undersigned hereby makes, constitutes and appoints each of Norris Nissim, Adam Miller and Virgil Alagon as the undersigned’s true and lawful authorized representative, attorney-in-fact and agent, each with the power individually to execute for and on behalf of the undersigned and to file with and deliver to the United States Securities and Exchange Commission and any other authority or party required or entitled to receive the same: (a) any Forms 3, 4 and 5, and any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder; and (b) any Schedule 13D or Schedule 13G, and any amendments thereto, on behalf of the undersigned in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder.
The undersigned also hereby grants to each such attorney-in-fact the full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the 1934 Act or any other provision of the 1934 Act or the rules promulgated thereunder.
This Power of Attorney shall remain in full force and effect until earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of November 6, 2017.
/s/ Christian Leone
ACKNOWLEDGEMENT IN NEW YORK STATE
STATE OF NEW YORK                                                      )
COUNTY OF NEW YORK)
On November 6, 2017 before me, the undersigned personally appeared, Christian Leone, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Clare Rosenbalm Name: Clare Rosenbalm Notary Public, State of NY License #: 01RO6364701

Commission Expires: September 18, 2021